Exhibit 3.3

LANDWIN REALTY TRUST, INC.

ARTICLES OF AMENDMENT

Landwin Realty Trust, Inc., a Maryland corporation, having its principal office at 7 St. Paul Street, Suite 820, Baltimore, MD 21202 (hereinafter referred to as the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The Charter of the Corporation is amended by striking out the definition of the term “Trustee” appearing in SECTION 6.01, and inserting in lieu thereof:

“Trustee. The term “Trustee” shall mean the Person that is not a Prohibited Owner, and is not acting as an agent of the Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust.”

SECOND: The amendment to the Charter as hereinabove set forth has been duly advised by the Board of Directors and approved by a majority of entire Board of Directors. No stock has been issued.

The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Treasurer and Chairman of the Board.

Attest:		Landwin Realty Trust, Inc.

By:	/s/ Martin Landis	By:	/s/ John E. Hartman
Name:	Martin Landis	Name:	John E. Hartman
Title:	Treasurer and Chairman of the Board	Title:	Chief Executive Officer

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